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                                                                     EXHIBIT 3.4

                            ARTICLES OF INCORPORATION

                                       OF

                          AMERICA'S SHOPPING MALL, INC.

                          (COMPOSITE COPY, AS AMENDED)
                                      -----

     The undersigned incorporator, for the purpose of forming a corporation under the General Corporation Law of the State of Nevada (Title 7, Chapter 78 of Nevada Revised Statutes (the "Act"), and the acts amendatory thereof), does hereby adopt the following Articles of Incorporation:

                                    ARTICLE I

     The name of the corporation (which is hereinafter called the "Corporation") is AMERICA'S SHOPPING MALL, INC.

                                   ARTICLE II

         The name of the corporation's resident agent in the State of Nevada is Laughlin Associates, and the street address of the said resident agent where process may be served is 2533 North Carson Street, Carson City, Nevada 89706.

                                   ARTICLE III

     The number of shares which the corporation shall have the authority to issue is 20,020,000 of which 20,000,000 shall be designed Common Stock, $.001 par value per share, and 20,000 shares shall be designated as Series A Senior Convertible Preferred Stock, $.001 par value per share. All shares are to be fully paid and non-assessable. The Series A Senior Convertible Preferred Stock shall have such rights and preferences set forth in the Certificate of Designation of Series A Senior Convertible Preferred Stock. The Board of Directors shall file with the Nevada Secretary of State such a Certificate of Designation.

                                   ARTICLE IV

     The purposes for which the corporation is organized are:

     To engage in a specialty advertising business and a retail catalogue business; and in connection therewith to purchase and otherwise acquire, hold for sale, advertise for sale by catalogues or other means, and sell and otherwise dispose of by means of mail orders, telephone orders, or otherwise, goods of every type and description, and in general to do all lawful things necessary or convenient for the conduct of such a business; and

     To engage in any lawful act or activity for which a corporation may be organized pursuant to the General Corporation Law of the State of Nevada, except that the corporation is not organized to engage in any act or activity requiring the consent or approval of any official, department, board, agency or other body of the State of Nevada without such consent or approval first being obtained.

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                                   ARTICLE V

     The governing board of the Corporation shall consist of directors of the Corporation. The number of directors constituting the initial Board Directors of the Corporation is five (5). The board of directors by majority vote may from time to time by resolution change the number of directors of the Corporation.

     The directors are hereby given the authority to do any act on behalf of the corporation by law and in each instance where this Act provides that the directors may act in certain instances where the Articles of Incorporation authorize such action by the directors, the directors are hereby given authority to act in such instances without specifically numerating such potential action or instance herein. The directors are specifically given the authority to mortgage or pledge any or all assets of the business without stockholders' approval.

     The names and addresses including street and number of persons who are to serve as directors until the next annual meeting of the shareholders or until their successors are elected and shall qualify are:

     NAME                                   ADDRESS

     Dennis McNany                          11 Benedict Drive
                                            Hopatcong, New Jersey 07849

     Robert Trause                          429 Hackensack Street
                                            Carlstadt, New Jersey 07072

     Irwin Schneidmill                      382 Route 59, Section 3 10
                                            Monsey, New York 10952

     Chase Caro                             60 East 42nd Street, Suite 2001
                                            New York, New York 10165

     Richard Truzzolino                     84 Tanglewood Drive
                                            East Hanover, New Jersey 07936

                                   ARTICLE VI

     The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Nevada General Corporation Law, as the same may be supplemented and amended.

                                   ARTICLE VII

     The name and address of the incorporator of the Corporation is as follows:

     NAME                                   ADDRESS

     Galina Stiler                          60 East 42nd Street
                                            New York, New York 10165

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                                  ARTICLE VIII

     The period of duration of the corporation shall be perpetual.


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